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EXHIBIT 3.4

                                                   CERTIFICATE OF AMENDMENT
                                                 OF ARTICLES OF INCORPORATION
                                                  (AFTER ISSUANCE OF STOCK)

                                                      FREEDOM SURF, INC.

         We the undersigned Rick Songer, President and David McKenzie, Secretary of Freedom Surf, Inc.

Do hereby certify:

         That on September 8, 2000, and in accordance with the By Laws of the corporation, Article I, Section 3, notice of special meeting of the shareholders was waived and stockholders holding the number of shares of each class of stock outstanding and entitled to vote thereon sufficient to meet the requirements of law, agreed to the following resolution:

                  BE IT RESOLVED that Article 4 of the Articles of Incorporation of Freedom Surf, Inc., a Nevada corporation, be and hereby is amended to read as follows:

         4.  Authorized Shares:

                  The aggregate number of shares which the Corporation shall have authority to issue shall consist of 80,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution.

         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 7,219,000 that the said changes and amendment have been consented to and approved by the required vote of the stockholders holding the required number of shares of each class of stock outstanding and entitled to vote thereon.

                                   Rick Songer
                                    President



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                                 David McKenzie
                                    Secretary

State of California )
County of Orange    ) ss

         On May , 2000, personally appeared before me, a notary public, Rick Songer & David McKenzie who acknowledged that they executed the above instrument.